Exhibit 10.20
Execution Version
Local Now and BuzzFeed Trademark License Binding Term Sheet
This binding trademark license term sheet (“Term Sheet”) is by and between LocalNow, LLC, a Delaware limited liability company (“LN”), BuzzFeed, Inc., a Delaware corporation, and BuzzFeed Media Enterprises, Inc., a Delaware corporation (BuzzFeed, Inc. and BuzzFeed Media Enterprises, together, “BF”) (LN and BF, collectively, the “parties” and each a “party”), for LN’s license of certain trademarks owned by BF.

Parties	LocalNow, LLC and BuzzFeed, Inc.
Effective Date
The date on which this Term Sheet has been executed and delivered by both parties (the “Effective Date”). BF represents and warrants that this Term Sheet shall only be executed by BF, following approval of this Term Sheet by the Audit Committee of the Board of Directors of BF (“Audit Committee”) in accordance with BF’s Related Party Transactions Policy and its subsequent ratification by the disinterested directors of the full Board.

Service
“Service” shall solely mean the (i) streaming platform currently called “Local Now”, which shall be rebranded as “BuzzFeed TV” with the Licensed Marks, pursuant to this Term Sheet; (ii) LN’s owned-and-operated channels called “Local Now”, listed in Schedule A; and (iii) the proposed Licensed Marks usages listed on Schedule B. Any usages not outlined on Schedules A or B shall be subject to the Audit Committee’s prior written approval, which approval may be withheld in the Audit Committee’s sole, complete, and unfettered discretion; provided, however, that the parties shall work in good faith to negotiate as a separate agreement the addition of BuzzFeed-branded FAST channels not on Schedule A or B to the Service on terms consistent with the Licensed Service Distribution Agreement (defined below). Any further rebranding of LN platforms, channels, applications or services using the Licensed Mark will require the Audit Committee’s prior written consent, which consent may be withheld in the Audit Committee’s sole, complete, and unfettered discretion.

Exhibit 10.20
Execution Version

Licensed Marks
“Licensed Marks” shall mean solely (a) the trademarks, service marks and logos expressly identified on Schedule C, in the forms shown on Schedule C, (b) the domain names expressly identified on Schedule C (the “Licensed Domain Names”), and (c) any Derivative Marks approved in writing by the Audit Committee pursuant to the “Approval Rights / New Marks / Derivative Marks” paragraph. The Licensed Marks exclude any other trademark, trade name, logo, trade dress or brand of BF or its subsidiaries, whether now existing or hereafter adopted, not included on Schedule C. Schedule C may be updated only by written agreement between LN and BF (with the consent of the Audit Committee, which consent may be withheld in the Audit Committee’s sole, complete, and unfettered discretion).

Licensed Rights
“Licensed Rights” shall mean LN’s use of the Licensed Marks in and in connection with the branding of the Service and the advertising, marketing, promotion and distribution of same (specifically, with respect to distribution, via the “Distribution Methods” described below). For the sake of clarity and the elimination of doubt, BF shall not be providing any content whatsoever under this Term Sheet.

Distribution Methods
LN may distribute the Service to end users via any technology, device or medium, including, without limitation, (a) websites and web applications; (b) applications for mobile phones and tablets; (c) applications and channels on connected-television platforms, smart-television operating systems, streaming media devices and gaming consoles; (d) virtual and traditional multichannel video programming distributors, including carriage of the Service as a linear channel or FAST channel within a third-party guide or application; (e) in-vehicle and other connected-device interfaces; and (f) over-the-air broadcast, in each case now known or hereafter devised. All such current uses are listed at Schedule D hereto.

Exhibit 10.20
Execution Version

Term and Termination
Term: An initial period of twelve months beginning on the Effective Date, and shall thereafter may renew this Term Sheet for an additional period (“Renewal Term”) upon written agreement of the parties (subject to Audit Committee approval, which approval may be withheld in the Audit Committee's sole, complete, and unfettered discretion), subject to earlier termination in accordance with the “Termination” paragraph below (the Initial Term together with any Renewal Term, the “Term”).
Termination: LN or the Audit Committee (on behalf of BF) may terminate the Term Sheet in its entirety for any reason by providing at least thirty (30) days’ prior written notice to the other party. In addition, the Audit Committee (on behalf of BF) may selectively terminate the usage of the Licensed Marks as outlined in Schedule B (without otherwise terminating this entire Term Sheet) for any reason by providing at least thirty (30) days’ prior written notice to LN of the specific usages it wishes to terminate, and, as to this type of termination, the Wind-down Period (as described below) shall not apply.

Wind-down Period
A period of up to three (3) months after termination, in LN’s sole discretion, to allow for the wind-down of the use of the Licensed Marks by LN. During the Wind-down Period, LN shall continue to pay for its use of the Licensed Marks. After the Wind-down Period, LN shall not be permitted to use the Licensed Marks.

Exhibit 10.20
Execution Version

License Fee and Payments
License Fee: an annual fee of twenty percent (20%) on Incremental Revenue (as defined below).

“Incremental Revenue” shall mean Revenue (as defined below) in excess of twenty-five million dollars ($25,000,000.00) (“Base Revenue”) on an annualized basis (the Base Revenue resetting to $25,000,000 each year on the anniversary of the Effective Date), with such Revenue measured on a cumulative basis from the first day of the applicable contract year through the end of each Quarter (as defined below) until the end of the contract year. Base Revenue for a contract year shall increase by the Marketing Spend in the same contract year, as described below.

“Revenue” shall mean all gross revenue recognized by LN, its affiliates and its sublicensees in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, primarily from or in connection with the Service branded with a Licensed Mark or any other use of the Licensed Marks or Derivative Marks that is derived and received from (a) advertising, sponsorship, promotional and purchased-media revenue (whether sold directly, programmatically or through intermediaries), (b) subscription, carriage, affiliate and license fees payable by distributors, platforms and other third parties, (c) licensing, data, commerce and other ancillary revenue, and (d) any revenue of the type described in (a) through (c) earned by an affiliate or LN or a sublicensee, less only (x) commissions actually paid to unaffiliated advertising agencies, (y) refunds and credits actually granted, and (z) sales, use and similar taxes collected, provided that aggregate deductions shall not exceed fifteen percent (15%) of gross revenue. Revenue derived from transactions with affiliates of LN shall be included at not less than fair market value. Revenue shall exclude only (i) amounts collected by LN as agent for, and remitted to, a content provider or distribution partner pursuant to a written agreement and (ii) for clarity, any amounts collected by LN that is not derived from the Service branded with a Licensed Mark (e.g., white labeling technology or software), or LN’s use of the Licensed Marks or Derivative Marks. The term “affiliate” for purposes of “Revenue” shall mean affiliate marketing partners and not affiliate companies of LN.

Quarterly Calculation: Revenue, Incremental Revenue and the License Fee shall be calculated quarterly, for each successive three (3) month period during each contract year of the Term beginning on the Effective Date (each, a “Quarter”). After the last day of each Quarter, LN shall calculate (i) the Revenue generated during such Quarter, (ii) the annualized Revenue run rate for each such Quarter, (iii) the Incremental Revenue, being the amount (if any) by which such annualized Revenue exceeds the Base Revenue for the then-current contract year, and (iv) the License Fee accrued for such Quarter, being twenty percent (20%) of such Incremental Revenue, calculated on an annualized basis and prorated for the applicable Quarter.

Quarterly Payment: The License Fee payable in respect of each Quarter (the “Quarterly Payment”) shall equal License Fee accrued through the end of such Quarter, less all Quarterly Payments previously made in respect of such Quarter. Each Quarterly Payment shall be due and paid within forty-five (45) days after the end of the relevant Quarter, together with a written statement certified by an officer of LN setting forth the Revenue, each deduction taken, cumulative Revenue, Incremental Revenue, Marketing Spend, and the calculation of the Quarterly Payment. Such certified statement shall be delivered within forty-five (45) days after the end of each Quarter, whether or not a Quarterly Payment is owed. The Quarterly Payments shall be paid in US dollars by ACH, wire or other agreed upon immediately available electronic funds transfer. LN shall pay BF a Quarterly Payment when there is Incremental Net Revenue in such Quarter, based on the Quarterly Calculation, after deducting any previous Quarterly Payment overpayment.

Late Payment: If LN fails to pay any Quarterly Payment or any other License Fee on or before the date on which it is due, the unpaid amount shall accrue interest at the rate of two and a half percent (2.5%) per month (or, if less, the maximum rate permitted by applicable law), calculated and assessed on a per diem basis for each day from the date such amount was due until the date it is paid in full. Such interest shall also apply retrospectively to any amount determined pursuant to the “Reconciliation” paragraph to have been owed by LN and unpaid as of an earlier due date, accruing from such original due date. Interest shall be in addition to, and not in lieu of, any other right or remedy of BF hereunder.

Exhibit 10.20
Execution Version

Reconciliation
Reconciliation: At the end of each contract year during the Term, an independent audit shall be conducted by BF’s auditors to assess whether the aggregate payments (including Quarterly Payments) made by LN to BF over the Term fell short of or exceeded the aggregate License Fee paid on the total Incremental Revenue above the Base Revenue and, depending upon whether there was an overpayment or a shortfall, the parties will, within 30 days of the conclusion of the audit, agree to a true up payment, to be paid within 60 days of the conclusion of the audit. If the audit determines that any License Fee was owed by LN and not paid when due (including any shortfall in any Quarterly Payment), such amount shall be paid by LN to BF as a true up payment in accordance with this paragraph, together with interest at the rate set forth in the “Late Payment” provision of the “License Fee and Payments” paragraph, accruing retrospectively from the date on which such amount was originally due.

Territory
The United States, its territories and possessions (the “Territory”). The Territory may be expanded to additional countries only with BF’s prior written consent, which may be conditioned on LN’s completion, at its expense, of clearance searches reasonably satisfactory to BF. BF makes no representation or warranty as to its rights in the Licensed Marks outside the United States, and any application to register a Licensed Mark or Derivative Mark in any jurisdiction shall be filed by BF, in BF’s name, at LN’s reasonable expense.

Exhibit 10.20
Execution Version

Exclusivity
Subject to LN’s compliance with this Term Sheet, BF shall not, during the Term, license a third party to use the Licensed Marks as the brand name of a streaming platform in the Territory (the “Exclusive Field”). The foregoing is the sole exclusivity granted hereunder. BF and its subsidiaries expressly reserve, for themselves and their licensees, all other rights in the Licensed Marks, including the right to create, produce, distribute and brand video, audio and other content on any platform or medium (including streaming services, FAST channels, social media, podcasts and third-party platforms), to continue and renew all existing licenses, and to sell, transfer, license or otherwise dispose of any Licensed Mark or any business or property, in which case this Term Sheet shall bind the transferee only as to the Exclusive Field. The exclusivity in this paragraph shall automatically become non-exclusive upon any failure by LN to pay any amount when due that is not cured within ten (10) business days.

Exhibit 10.20
Execution Version

Use of Licensed Marks
LN may use the Licensed Marks in connection with the Service including in the distribution, promotion, advertising and marketing of the Service in compliance with all applicable laws. LN shall be permitted to sublicense the Licensed Marks to third parties solely to effectuate its use rights as outlined herein. LN shall use the Licensed Marks solely in the forms and in accordance with the brand guidelines, quality standards and content standards set forth on Schedule E, as BF may reasonably update from time to time (the “Brand Standards”). BF will not update the Brand Standards in a manner that frustrates the intent or the rights granted to LN herein. All uses of the Licensed Marks, including channel names, logos, trade dress, key art, user-interface elements, application-store listings, promotional spots, advertising and press materials not identified on Schedule B, shall be submitted to the Audit Committee for prior written approval, which approval may be withheld in the Audit Committee’s sole, complete, and unfettered discretion; the Audit Committee’s approval of initial launch materials may also be withheld in its sole, complete, and absolute discretion, and materials shall be deemed disapproved if the Audit Committee has not approved them in writing within ten (10) business days after submission. If LN uses a Licensed Mark in violation of the terms herein, BF shall send written notice to LN and LN shall modify the identified Licensed Mark within ten (10) business days to bring the Licensed Mark into compliance; failure to do so results, in addition to other remedies per this Term Sheet, in the immediate and automatic loss of LN’s exclusivity rights as described in the “Exclusivity” paragraph. LN will not use the Licensed Mark in connection with the Service to publish or to allow to be published any message, suggestion or association that is unsafe, defamatory, pornographic, related to firearms, or morally repugnant or otherwise that could be reasonably expected to cause material harm to the reputation of the Licensed Marks.

Exhibit 10.20
Execution Version

Marketing
Rights: LN may use the Licensed Marks in marketing, promotion and advertising the Service, in each case subject to the approval and Brand Standards requirements of the “Use of Licensed Marks” paragraph.

Marketing Spend: The amount of money or consideration (or the fair market value thereof) related to LN’s advertising, marketing or promotion of the Service actually committed to in cash with third parties to run during the Quarter (“Marketing Spend”) shall be added to the Base Revenue amount for said contract year for purposes of determining Incremental Revenue in connection with determining the Quarterly Payment for any Quarter.

Approval Rights/ New Marks/Derivative Marks
LN cannot create new marks using the Licensed Marks, without the advance written approval of the Audit Committee, which approval shall be within the Audit Committee’s sole, complete, and absolute discretion). LN shall not, during or after the Term, adopt, use, register or attempt to register any trademark, trade name, domain name, social media handle or other identifier of the Service that incorporates or likely to cause consumer confusion with any Licensed Mark, including any mark or name of the Service containing “BuzzFeed,” “Buzz”, or “Feed”, other than Derivative Marks approved by the Audit Committee as provided herein. Notwithstanding the foregoing, LN’s right to adopt, use, register or attempt to register any trademark, trade name, domain name, social media handle or other identifier other than those using Licensed Marks or Derivative Marks shall be the same as any other unaffiliated third party of BF.

Exhibit 10.20
Execution Version

Ownership and Protection
Licensed Marks: LN acknowledges that BF (and its subsidiaries) are the sole and exclusive owners of the Licensed Marks and all goodwill associated therewith, that all use of the Licensed Marks and Derivative Marks by LN and its sublicensees, and all goodwill arising therefrom, shall inure solely to the benefit of BF, and that LN acquires no right, title or interest in the Licensed Marks other than the limited license expressly granted herein. LN shall not, during or after the Term, challenge or assist any third party in challenging BF’s ownership of, or the validity or enforceability of, any Licensed Mark, or apply to register any Licensed Mark or any mark likely to cause consumer confusion. In the event LN does register any Licensed Marks, associated domain names, or Derivative Marks by LN without BF's authorization they shall be registered in the name of BF. All rights in and to the Licensed Marks not expressly granted to LN by this Term Sheet are reserved for the sole and exclusive benefit of BF. LN will use commercially reasonable efforts to preserve the validity of the Licensed Mark and shall promptly notify BF in writing of any suspected infringement, dilution or challenge of which it becomes aware. BF has the sole and exclusive right, in its sole, complete and unfettered discretion, to bring any action for or take any actions regarding trademark enforcement matters regarding the Licensed Marks, including the decision whether to send any notice or demand to any third party. LN shall not send any notice, demand or communication asserting rights in the Licensed Marks, and shall not commence any action with respect to the Licensed Marks, without BF’s prior written consent. LN shall cooperate with BF, at BF’s request and expense (as to LN’s documented out-of-pocket costs), in any enforcement action. All recoveries shall belong to BF.

Service: All rights in and to the Service, including any underlying intellectual property and technology (excepting content that BuzzFeed Studios, Inc. provided pursuant to the Allen Media Digital Licensed Service Distribution Agreement made Effective as of August 3, 2026 (“Licensed Service Distribution Agreement”)), are reserved for the sole and exclusive benefit of LN. Nothing herein shall grant BF any ownership, use, or exclusivity rights, or any other right, to the Service, or the underlying intellectual property or technology of the Service (excepting the BF content that is the subject of the Licensed Service Distribution Agreement), except for the Licensed Mark used therein. Nothing herein shall prevent LN from transferring, selling, modifying or licensing the Service, or any underlying intellectual property (excepting the BF content that is the subject of the Licensed Service Distribution Agreement) or technology and BF will have no interest in any resulting proceeds, except to the extent provided herein (and in the Licensed Service Distribution Agreement).

Exhibit 10.20
Execution Version

Choice of Law/Venue
This Term Sheet shall be construed under the laws of the State of New York and any action relating to the Term Sheet shall be filed in a court of competent jurisdiction located in the county of New York, New York, where the parties agree to personal jurisdiction.

Related Party Matters
Related Party Matters. LN acknowledges that it is an affiliate of BF’s controlling stockholder, that BF is a publicly traded company subject to the Securities Exchange Act of 1934 and the rules of The Nasdaq Stock Market, and that this Term Sheet and any amendment, waiver, renewal or sublicense consent hereunder constitute related party transactions subject to review and approval by the Audit Committee of BF’s Board of Directors under BF’s Related Party Transactions Policy. The parties acknowledge that the License Fee and other consideration hereunder have been determined by reference to an independent assessment of fair market value. All amounts payable to BF hereunder shall be paid in cash and shall not be set off, netted or withheld against any amount payable by BF or its affiliates under this Term Sheet or any other agreement, including any Reciprocal Media Commitment Term Sheet that might be executed and/or the Master Services Agreement (and its related Statements of Work) dated June 11, 2026. Notwithstanding the “Confidentiality” paragraph, BF may disclose this Term Sheet and its terms to the extent BF determines, on the advice of counsel, that disclosure is required or advisable under applicable securities laws, stock exchange rules or in response to any regulatory inquiry, and may file them as exhibits to its reports.

Exhibit 10.20
Execution Version

Representations and Warranties
Representations and Warranties. Each party represents and warrants that it is duly organized and in good standing, has full power and authority to enter into and perform this Term Sheet, and that this Term Sheet has been duly authorized (in the case of BF, including by the Audit Committee of its Board of Directors) and constitutes its valid and binding obligation. LN further represents, warrants and covenants that (a) the Service and all content distributed thereon will comply with applicable law and will not infringe, misappropriate or violate any third-party right or be defamatory or obscene; and (b) its performance hereunder will not conflict with any agreement binding on it or its affiliates. BF warrants and represents that, as of the Effective Date, it has not granted any third party a license to use the Licensed Marks in the Exclusive Field in the Territory that is inconsistent with the exclusivity granted herein, and during the Term, BF will maintain ownership or sufficient rights in and to the Licensed Marks to license them under this Term Sheet. EXCEPT AS EXPRESSLY SET FORTH IN
THIS PARAGRAPH, THE LICENSED MARKS ARE
LICENSED “AS IS,” AND BF MAKES NO, AND HEREBY
DISCLAIMS ALL, REPRESENTATIONS AND
WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AS
TO VALIDITY, REGISTRABILITY, NON-
INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE.

Exhibit 10.20
Execution Version

Indemnification, Limitation of Liability, and Insurance
Indemnification; Limitation of Liability; Insurance. LN shall defend, indemnify and hold harmless BF, its subsidiaries and their respective directors, officers, employees and agents from and against all third-party claims, losses, liabilities, judgments, settlements and expenses (including reasonable attorneys’ fees) arising out of or relating to (a) the Service or any content, advertising, products or services offered on or through it, (b) the operation of LN’s business, including data collection, privacy, consumer-protection and employment matters, (c) any use of the Licensed Marks other than as expressly permitted and approved hereunder, (d) the acts or omissions of any sublicensee, or (e) LN’s breach of this Term Sheet. BF shall defend and indemnify LN its subsidiaries and their respective directors, officers, employees and agents from and against all third-party claims, losses, liabilities, judgments, settlements and expenses (including reasonable attorneys’ fees) arising out of or relating to (w) LN’s use of the Licensed Marks in the Territory, in the form approved by BF and in accordance with this Term Sheet, infringes such third party’s United States trademark rights, (x) BF’s use of any Licensed Mark, (y) BF’s breach of this Term Sheet or (z) claims that challenge BF’s right to grant the license to LN as provided in this Term Sheet. EXCEPT FOR LN’S INDEMNIFICATION OBLIGATIONS, REPRESENTATIONS AND WARRANTIES, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, BREACH OF CONFIDENTIALITY, OR UNAUTHORIZED USE OF THE LICENSED MARKS, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, AND BF’S AGGREGATE LIABILITY HEREUNDER
SHALL NOT EXCEED THE LICENSE FEES ACTUALLY
RECEIVED BY BF IN THE TWELVE (12) MONTHS
PRECEDING THE EVENT GIVING RISE TO THE CLAIM. LN shall maintain, at its expense, media liability / errors and omissions insurance and cyber liability insurance each with limits of not less than $10,000,000 per claim, and commercial general liability and umbrella insurance with limits of not less than $5,000,000 per occurrence, in each case with insurers rated A- or better, naming BF and its subsidiaries as additional insureds, and shall furnish certificates upon request.

Exhibit 10.20
Execution Version

Assignment and Change of Control
Assignment. LN may assign this Term Sheet, in whole or in part, without consent to any affiliate or to any successor to or acquirer of LN or the Service, whether by operation of law, by merger or consolidation, by Change of Control or otherwise; provided, however, that doing so gives rise to an immediate right to terminate this Term Sheet by the Audit Committee. BF may assign this Term Sheet, in whole or in part, without consent to any affiliate or to any successor to or acquirer of any Licensed Mark or of any business or property of BF. “Change of Control” means any transaction or series of transactions by which (a) Allen Media, LLC ceases to control, directly or indirectly, LN, or (b) any person or group acquires control of LN or all or substantially all of its assets or of the Service.

Confidentiality and Public Announcements
Confidentiality; Publicity. Each party shall hold the terms of this Term Sheet and all non-public information of the other party received hereunder in confidence, using at least reasonable care, and shall not disclose or use it except to perform this Term Sheet, subject to customary exclusions for information that is public, previously known, independently developed or rightfully received from a third party, and to disclosures required by law, regulation, stock exchange rule or legal process (with prompt notice where permitted) and, in the case of BF, as permitted by the “Related Party Matters” paragraph. All press releases, launch announcements and other public statements regarding this Term Sheet, the rebranding of the Service or the relationship between the parties shall be subject to each party’s prior written approval, not to be unreasonably withheld, conditioned or delayed. The Service shall state, in language mutually approved, that the Service is owned and operated by LN under license from BF in the legal disclosure areas of LN’s applications and websites. These obligations survive for three (3) years after the Term.

Compliance with Laws; Date, Privacy, and Consumer Protection
Compliance; Data. LN is solely responsible for the operation of the Service in compliance with all applicable laws, regulations and industry codes, including privacy and data-protection, consumer-protection, advertising, accessibility, children’s programming and telecommunications laws. LN’s terms of service and privacy policy for the Service shall identify LN as the operator of the Service and the controller of all personal information collected through it, shall state that BF does not operate the Service and is not responsible for its content or data practices. LN shall not provide personal information to BF except under a written data processing agreement. The parties will work in good faith in establishing and maintaining brand-safety and advertising-acceptance policies with respect to all advertising on the Service.

Exhibit 10.20
Execution Version

Registration, Maintenance, and Recordation
Registration and Maintenance. BF shall have the sole right, in its discretion, to file, prosecute, maintain, renew and record registrations and applications for the Licensed Marks and Derivative Marks. LN shall reimburse BF for the reasonable costs of any application, registration, renewal or recordation made at LN’s request, and shall promptly furnish specimens of use, declarations and other cooperation reasonably requested by BF. LN shall not file any application or document with any trademark office or domain registry using the Licensed Marks or Derivative Marks.

Effect of Termination and Survival
Effect of Termination. Upon termination or expiration of this Term Sheet, (a) all License Fees accrued through the effective date of termination shall become due and payable within thirty (30) days; (b) LN shall deliver a final certified statement and payment within thirty (30) days after the end of any wind-down period; (c) both parties shall comply with the “Wind-down Period” paragraph; and (d) the “License Fee and Payments,” “Annual Reconciliation; Audit,” “Ownership and Protection,” “Related Party Matters,” “Representations and Warranties,” “Indemnification; Limitation of Liability; Insurance,” “Confidentiality; Publicity,” “Compliance; Data,” “Choice of Law/Venue” and this paragraph shall survive.

Notices; Entire Agreement
All notices shall be in writing and delivered by hand, nationally recognized overnight courier or email (with confirmation) to the addresses on the signature page or as subsequently designated. This Term Sheet (with its Schedules) constitutes the entire agreement of the parties with respect to the Licensed Marks and supersedes all prior proposals and understandings with respect thereto. In the event of any conflict, this Term Sheet shall control with respect to the Licensed Marks; the Master Services Agreement dated June 11, 2026 and SOW No. 0001 shall govern the mechanics of advertising sales; and the Reciprocal Media Commitment Term Sheet shall govern the purchase of media between BF and Allen Media, LLC and its affiliates. This Term Sheet may be amended, waived or renewed only by a written instrument signed by both parties and, in the case of BF, approved in accordance with its Related Party Transactions Policy. The parties are independent contractors; nothing herein creates a partnership, joint venture, agency or franchise, and neither party may bind the other. If any provision is held unenforceable, the remainder shall continue in effect. No failure or delay in exercising any right shall operate as a waiver. This Term Sheet may be executed in counterparts and by electronic signature.

[Signature page to follow]

Exhibit 10.20
Execution Version
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this binding Term Sheet as of the Effective Date.

LocalNow, LLC                     BuzzFeed, Inc.

Signed Name: /s/ Tom O'Brien             Signed Name: /s/ Matthew Omer

Printed Name: Tom O'Brien                Printed Name: Matthew Omer

Title: President, WeatherGroup LLC            Title: Chief Financial Officer

BuzzFeed Media Enterprises, Inc.

Signed Name: /s/ Matthew Omer

Printed Name: Matthew Omer

Title: Chief Financial Officer